Jason Industries Reports Fourth Quarter 2019 Results
Acquires Matchless Metal Polishing

MILWAUKEE, March 2, 2020 -- Jason Industries, Inc. (OTCQX: JASN) (“Jason” or the “Company”) today reported its results for both the fourth quarter and full-year 2019.

Fourth Quarter and Full-Year Financial Results

Key financial results for the fourth quarter 2019 versus the year ago period include:

Continuing Operations
•Net sales of $76.4 million decreased $4.5 million or 5.6 percent, and included a positive 5.9 percent impact from the acquisition of Schaffner and a negative 1.1 percent from foreign currency translation. Organic sales declined 10.4 percent primarily due to overall weaker end-market demand in both Engineered Components and Industrial.
•Net loss from continuing operations of $16.9 million, or $0.61 diluted loss per share, increased $12.0 million and $0.41 per share.
•Adjusted EBITDA of $2.6 million, or 3.4 percent of net sales, decreased $3.2 million, driven primarily by lower volumes.

Continuing and Discontinued Operations Cash Flows
•Operating cash flow was negative $5.0 million, a decrease of $14.7 million, primarily due to lower adjusted EBITDA (including a decrease of $5.1 million related to discontinued operations), unfavorable changes in working capital, and $0.8 million of transaction costs primarily related to the Fiber Solutions and Metalex divestitures, partially offset by lower cash taxes.
•Free cash flow was negative $8.0 million, a decrease of $13.7 million, due to lower operating cash flow, partially offset by lower capital expenditures.

Key financial results for the full year 2019 versus the year ago period include:

Continuing Operations
•Net sales of $337.9 million decreased $30.1 million or 8.2 percent, and included a positive 3.9 percent impact from the acquisition of a business and a negative 1.9 percent from foreign currency translation. Organic sales declined 10.2 percent primarily due to overall weaker end-market demand in both Engineered Components and Industrial.
•Net loss of $43.4 million, or $1.64 diluted loss per share, increased $28.8 million and $0.96 per share.
•Adjusted EBITDA of $24.8 million, or 7.3 percent of net sales, decreased $11.8 million, driven primarily by lower overall volumes.

Continuing and Discontinued Operations Cash Flows
•Operating cash flow was negative $20.8 million, a decrease of $50.6 million, primarily due to lower adjusted EBITDA (including a decrease of $22.7 million related to discontinued operations), $4.5 million of transaction costs primarily related to the Fiber Solutions and Metalex divestitures, and unfavorable changes in working capital, partially offset by lower cash taxes.
•Free cash flow was negative $32.6 million, a decrease of $48.6 million, due to lower operating cash flow, partially offset by lower capital expenditures.

“Weakness in global industrial markets and our core verticals along with additional reductions in OEM build schedules impacted our fourth quarter results," said Brian Kobylinski, chairman and chief executive officer of Jason. “We continue to work to optimize the business through facility consolidations, cost reductions, and investments in targeted areas of growth and manufacturing efficiency. As part of the strategic alternatives process we completed the next step in our portfolio transformation with the sale of the Metalex business in the quarter."
Highlights during the quarter include:

•Integration and consolidation of the acquired Schaffner manufacturing facilities is on track and is expected to be completed by the end of the second quarter 2020. During the quarter, the Company completed the sale of the Pittsburgh, Pennsylvania facility for $0.5 million in net cash proceeds, with a short-term leaseback ending June 2020 upon ceasing operations. Subsequent to the quarter, the Company completed the shutdown of operations at the Northville, Michigan facility. The integration of Schaffner is expected to result in approximately $3 million of annual cost synergies by mid-2020, with restructuring costs and capital expenditures of approximately $3 million.

•Subsequent to the quarter, completed the purchase of Matchless Metal Polishing. (“Matchless”) in an all cash transaction valued at $5 million, which includes $1 million of deferred purchase price contingent upon certain performance conditions. Matchless is a manufacturer of high-quality polishing buffs, compounds, and chemicals with annual sales of approximately $8 million, and provides Jason’s Industrial segment with a further expansion of its product line offerings within North America. The acquisition includes the purchase of product lines, customers, and selected assets and does not include manufacturing operations, with Matchless production transitioning to Osborn manufacturing facilities.

Key financial results within the segments for the fourth quarter 2019 versus the year ago period include:

•Industrial net sales of $47.9 million increased $0.7 million, or 1.6 percent, including a negative foreign currency translation impact of 1.8 percent, and a positive 10.5 percent impact from the Schaffner acquisition. Organic sales decreased 7.1 percent driven by lower volumes due to weak industrial markets in North America, Europe, and Asia. Adjusted EBITDA was $3.2 million, or 6.6 percent of net sales, a decrease of $2.0 million from 10.9 percent of net sales. Adjusted EBITDA decreased on lower volumes, material and wage inflation, and unfavorable product mix, partially offset by higher pricing.

•Engineered Components net sales of $28.4 million decreased $5.3 million, or 15.6 percent, due to significantly softer demand from OEM customers in heavy industry, turf care, and power sports seating. Adjusted EBITDA was $2.5 million, or 8.7 percent of net sales, compared with 10.0 percent of net sales in the prior year. The Adjusted EBITDA decrease was driven by lower volumes and unfavorable product mix.

•Corporate expenses of $3.1 million increased $0.3 million versus the prior year.

Strategic Alternatives Update:

•On August 12, 2019, the Company announced that its Board of Directors had engaged financial advisors to conduct a process to evaluate strategic alternatives, including a potential sale of the Company. Since then, the Company has completed the divestitures of its North American Fiber Solutions and Metalex businesses. The evaluation process continues, and there are no further developments to disclose.

•On December 13, 2019, the Company completed the sale of the Metalex business within the Engineered Components segment to Morton Global, LLC and MHIG LLC (collectively "Morton Global") with preliminary sale proceeds of $4.8 million net of cash divested, liabilities assumed by the buyer, and transaction costs, subject to a final working capital adjustment. The Metalex business is now reported within discontinued operations for all periods presented. The net proceeds from the Metalex sale were included in a $5.0 million voluntary prepayment of long-term debt in December 2019.

Other Information:

•Net debt to Adjusted EBITDA on a trailing twelve-month basis was 12.0x as of the end of the fourth quarter, an increase from 5.1x as of the end of 2018. Total liquidity as of the end of the fourth quarter was $102.0 million comprised of $84.5 million of cash and cash equivalents and $17.5 million of availability on revolving loan facilities globally. In connection with the August 30, 2019 sale of the North America Fiber Solutions segment, the Company received net cash proceeds, as defined by the Senior Secured Credit Facilities, $62.6 million. As of December 31, 2019 the remaining net proceeds were $57.6 million following permitted reinvestments. The Company intends to reinvest these net proceeds as permitted under the terms of the Senior Secured Credit Facilities. Permitted reinvestments include capital expenditures, repairs and maintenance and permitted acquisitions, if such reinvestments occur within twelve months following receipt of such net cash proceeds or within 180 days of a contractual commitment if such a commitment is made during the twelve month period. To the extent there are net cash proceeds that are not reinvested during the aforementioned period, a mandatory prepayment of debt is required.

"Jason is now comprised of two profitable, diverse businesses, Osborn and Milsco," continued Kobylinski. "Consistent with our strategy to invest in these industry leaders, we are excited about our Matchless acquisition which extends Osborn's surface solutions capabilities. We remain focused on providing innovative, high-quality products and solutions and maintaining and continuing to improve our operational performance. We thank our customers, suppliers, and employees for their ongoing support as we continue our strategic alternative process to address our capital structure for the long-term."

Conference Call:

The Company will hold a conference call to discuss its fourth quarter results on Tuesday, March 3, 2020 at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Fourth Quarter 2019 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), March 10, 2020. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing and seating markets, including Osborn (Richmond, Ind. and Burgwald, Germany) and Milsco (Milwaukee, Wis.). Headquartered in Milwaukee, Wis., Jason employs more than 1,900 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; volatility in the prices of raw materials and the Company’s ability to pass along increased costs; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; risks associated with the ability to identity and complete strategic alternatives; ability to maintain compliance with the continued listing standards of the NASDAQ Capital Market; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the impact of proposed and potential regulations related to the U.S. Tax Cuts and Jobs Act; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other restructuring charges, transaction-related expenses, other professional fees, purchase accounting adjustments, lease expense associated with vacated facilities and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$76,356	$80,875	$337,897	$367,959
Cost of goods sold	61,767	60,711	263,291	277,852
Gross profit	14,589	20,164	74,606	90,107
Selling and administrative expenses	20,806	20,030	78,200	78,752
Loss (gain) on disposals of property, plant and equipment-net	287	(1,291)	303	(1,318)
Restructuring	544	554	3,954	877
Operating (loss) income	(7,048)	871	(7,851)	11,796
Interest expense-net	(8,277)	(8,609)	(32,978)	(33,277)
Equity income	149	121	316	1,024
Other income-net	400	146	1,098	758
Loss from continuing operations before income taxes	(14,776)	(7,471)	(39,415)	(19,699)
Tax provision (benefit)	2,092	(2,650)	4,016	(5,046)
Net loss from continuing operations	$(16,868)	$(4,821)	$(43,431)	$(14,653)
Net (loss) income from discontinued operations, net of tax	(11,401)	(2,888)	(38,177)	1,493
Net loss	$(28,269)	$(7,709)	$(81,608)	$(13,160)
Accretion of preferred stock dividends and redemption premium	862	796	3,347	4,070
Net loss allocable to common shareholders of Jason Industries	$(29,131)	$(8,505)	$(84,955)	$(17,230)

Basic and diluted net (loss) income per share allocable to common shareholders of Jason Industries:
Net loss per share from continuing operations	$(0.61)	$(0.20)	$(1.64)	$(0.68)
Net (loss) income per share from discontinued operations	(0.40)	(0.11)	(1.34)	0.06
Basic and diluted net loss per share	$(1.01)	$(0.31)	$(2.98)	$(0.62)

Weighted average number of common shares outstanding:
Basic and diluted	28,838	27,683	28,484	27,595

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$84,526	$46,698
Accounts receivable - net	33,085	36,213
Inventories - net	49,943	49,475
Other current assets	7,433	5,582
Current assets held for sale	—	58,171
Total current assets	174,987	196,139
Property, plant and equipment - net	70,276	75,166
Right-of-use operating lease assets	20,910	—
Goodwill	45,684	44,065
Other intangible assets - net	64,590	69,700
Other assets - net	10,654	11,287
Noncurrent assets held for sale	—	107,240
Total assets	$387,101	$503,597

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$5,800	$5,687
Current portion of operating lease liabilities	4,275	—
Accounts payable	22,914	30,421
Accrued compensation and employee benefits	8,551	11,954
Accrued interest	79	89
Other current liabilities	13,783	13,161
Current liabilities held for sale	—	24,551
Total current liabilities	55,402	85,863
Long-term debt	378,950	386,101
Long-term operating lease liabilities	19,136	—
Deferred income taxes	7,534	17,613
Other long-term liabilities	16,938	18,436
Noncurrent liabilities held for sale	—	3,367
Total liabilities	477,960	511,380

Shareholders’ (Deficit) Equity
Preferred stock	43,950	40,612
Jason Industries common stock	3	3
Additional paid-in capital	155,023	155,533
Retained deficit	(261,192)	(180,360)
Accumulated other comprehensive loss	(28,643)	(23,571)
Total shareholders’ (deficit) equity	(90,859)	(7,783)
Total liabilities and shareholders’ (deficit) equity	$387,101	$503,597

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Year Ended	Year Ended
Includes cash flow activities from both continuing and discontinued operations	December 31, 2019	December 31, 2018
Cash flows from operating activities
Net loss	$(81,608)	$(13,160)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	24,606	28,356
Amortization of intangible assets	10,855	14,248
Amortization of deferred financing costs and debt discount	2,994	2,937
Non-cash operating lease expense	8,024	—
Non-cash impairment charges	20,597	—
Equity income	(316)	(1,024)
Deferred income taxes	(9,013)	(7,995)
Loss (gain) on disposals of property, plant and equipment - net	448	(1,142)
Non-cash impact of business divestitures and dissolutions	12,858	—
Dividends from joint ventures	728	833
Share-based compensation	3,354	2,709
Net increase (decrease) in cash, net of acquisitions and dispositions, due to changes in:
Accounts receivable	7,239	7,454
Inventories	4,109	5,750
Other current assets	(648)	2,819
Accounts payable	(11,375)	(6,015)
Accrued compensation and employee benefits	(4,409)	(2,710)
Accrued interest	(9)	(187)
Accrued income taxes	312	(1,221)
Operating lease liabilities, net	(7,221)	—
Other - net	(2,325)	(1,895)
Total adjustments	60,808	42,917
Net cash (used in) provided by operating activities	(20,800)	29,757
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	2,117	3,531
Payments for property, plant and equipment	(11,785)	(13,753)
Proceeds from divestitures, net of cash divested and liabilities assumed by buyer	79,796	—
Acquisitions of business, net of cash acquired	(11,000)	—
Acquisitions of patents	(42)	(152)
Net cash provided by (used in) investing activities	59,086	(10,374)
Cash flows from financing activities
Payments of deferred financing costs	(331)	(649)
Payments of First and Second Lien term loans	(8,100)	(5,600)
Proceeds from other long-term debt	4,645	3,387
Payments of other long-term debt	(6,362)	(7,076)
Payments of finance lease obligation	(340)	—
Value added tax (paid from) collected on building sale	(707)	694
Other financing activities - net	(627)	(22)
Net cash used in financing activities	(11,822)	(9,266)
Effect of exchange rate changes on cash and cash equivalents	(107)	(835)
Net increase in cash and cash equivalents	26,357	9,282
Cash and cash equivalents, beginning of period(1)	58,169	48,887
Cash and cash equivalents, end of period	$84,526	$58,169

(1) Cash and cash equivalents at December 31, 2018 includes $11.5 million of cash and cash equivalents that have been reclassified as held for sale due to the sale of the North American fiber solutions and Metalex businesses, which have been classified as discontinued operations.

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Industrial
Net sales	$53,978	$55,454	$51,016	$47,189	$207,637	$49,737	$54,993	$48,859	$47,928	$201,517
Adjusted EBITDA	7,799	8,437	7,579	5,164	28,979	6,841	5,927	5,004	3,173	20,945
Adjusted EBITDA % net sales	14.4%	15.2%	14.9%	10.9%	14.0%	13.8%	10.8%	10.2%	6.6%	10.4%

Engineered Components
Net sales	$47,035	$44,992	$34,608	$33,687	$160,322	$43,179	$37,482	$27,290	$28,429	$136,380
Adjusted EBITDA	5,932	6,870	3,589	3,356	19,747	5,988	4,428	2,206	2,476	15,098
Adjusted EBITDA % net sales	12.6%	15.3%	10.4%	10.0%	12.3%	13.9%	11.8%	8.1%	8.7%	11.1%

Corporate
Adjusted EBITDA	$(2,851)	$(3,533)	$(2,949)	$(2,732)	$(12,065)	$(2,070)	$(2,758)	$(3,347)	$(3,050)	$(11,225)

Consolidated - Continuing Operations
Net sales	$101,013	$100,446	$85,625	$80,875	$367,959	$92,916	$92,475	$76,150	$76,356	$337,897
Adjusted EBITDA	10,880	11,774	8,219	5,788	36,661	10,759	7,597	3,863	2,599	24,818
Adjusted EBITDA % net sales	10.8%	11.7%	9.6%	7.2%	10.0%	11.6%	8.2%	5.1%	3.4%	7.3%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales - Continuing Operations

	4Q 2019
	Industrial	Engineered Components	Jason Consolidated

Net sales
Organic sales growth	(7.1)%	(15.6)%	(10.4)%
Currency impact	(1.8)%	—%	(1.1)%
Acquisitions	10.5%	—%	5.9%
Change in net sales as reported	1.6%	(15.6)%	(5.6)%

	Fiscal 2019
	Industrial	Engineered Components	Jason Consolidated

Net sales
Organic sales growth	(6.6)%	(14.9)%	(10.2)%
Currency impact	(3.4)%	—%	(1.9)%
Acquisitions	7.1%	—%	3.9%
Change in net sales as reported	(2.9)%	(14.9)%	(8.2)%

Free Cash Flow
(Includes cash flow activities from both continuing and discontinued operations)

	1Q	2Q	3Q	4Q	FY
	2019	2019	2019	2019	2019
Operating Cash Flow	$(7,249)	$(1,636)	$(6,930)	$(4,985)	$(20,800)
Less: Capital Expenditures	(3,468)	(2,866)	(2,409)	(3,042)	(11,785)
Free Cash Flow	$(10,717)	$(4,502)	$(9,339)	$(8,027)	$(32,585)

Net Debt to Adjusted EBITDA

December 31, 2019
Current and long-term debt	$384,750
Add: Debt discounts and deferred financing costs	4,261
Less: Cash and cash equivalents	(84,526)
Net Debt	$304,485

Adjusted EBITDA - Continuing Operations
1Q19	$10,759
2Q19	7,597
3Q19	3,863
4Q19	2,599
TTM Adjusted EBITDA	24,818
Acquisitions TTM Adjusted EBITDA*	457
Pro Forma TTM Adjusted EBITDA	25,275

Net Debt to Adjusted EBITDA**	12.0x

*Acquisitions TTM Adjusted EBITDA includes Adjusted EBITDA prior to the date of the acquisition during the trailing twelve months.

**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 7.52x as of December 31, 2019. See Form 10-K for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Net loss from continuing operations	$(2,322)	$(2,145)	$(5,365)	$(4,821)	$(14,653)	$(5,253)	$(9,734)	$(11,576)	$(16,868)	$(43,431)
Interest expense-net	7,991	8,365	8,312	8,609	33,277	8,205	8,327	8,169	8,277	32,978
Tax (benefit) provision	(370)	(921)	(1,105)	(2,650)	(5,046)	349	805	770	2,092	4,016
Depreciation and amortization	5,037	5,223	5,339	5,538	21,137	5,180	5,609	5,460	5,986	22,235
EBITDA	10,336	10,522	7,181	6,676	34,715	8,481	5,007	2,823	(513)	15,798
Adjustments:
Restructuring(1)	6	67	250	554	877	1,366	1,127	917	544	3,954
Transaction-related expenses(2)	—	—	—	—	—	239	402	28	336	1,005
Integration and other restructuring costs(3)	355	713	—	(976)	92	(58)	398	(261)	1,311	1,390
Share-based compensation(4)	210	468	792	825	2,295	723	663	348	634	2,368
(Gain) loss on disposals of property, plant and equipment—net(5)	(27)	4	(4)	(1,291)	(1,318)	8	—	8	287	303
Total adjustments	544	1,252	1,038	(888)	1,946	2,278	2,590	1,040	3,112	9,020
Adjusted EBITDA	$10,880	$11,774	$8,219	$5,788	$36,661	$10,759	$7,597	$3,863	$2,599	$24,818

(1)Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than financing leases in 2018 and financing and operating leases in 2019.
(2)Transaction-related expenses primarily consist of professional fees and other expenses related to acquisitions, divestitures and financing activities.
(3)During 2019, integration and other restructuring costs included $0.6 million of accelerated lease expense related to planned facility consolidations in the engineered components and industrial segments and $0.9 million of integration costs related to an acquisition in the industrial segment. This was offset by $0.8 million due to the reclassification to earnings of a foreign currency translation gain for the wind down and substantial dissolution of certain U.K. entities. During 2018, integration and other restructuring costs included $0.2 million for settlement costs related to a legal claim in the former Assembled Products business in the engineered components segment associated with periods prior to the Company's go public business combination, $0.1 million related to legal entity restructuring activities and $0.1 million associated with the insurance deductible related to a force majeure incident at a supplier in the engineered components segment. The supplier incident had resulted in incremental costs to maintain production throughout 2018, with such costs offset by insurance recoveries received during the third and fourth quarters of 2018. These costs were partially offset by $0.4 million of net legal settlement income related to proceeds from claims in the engineered components segment associated with periods prior to the Company’s go public business combination. Such items are not included in restructuring for GAAP purposes.
(4)Represents non-cash share based compensation expense from continuing operations for awards under the Company’s 2014 Omnibus Incentive Plan.
(5)During 2019, (gain) loss on disposals of property, plant and equipment included for the fourth quarter of 2019 a loss of $0.3 million on the sale of a former Schaffner building in the industrial segment. During 2018, (gain) loss on disposals of property, plant and equipment included for the fourth quarter of 2018 a gain of $1.3 million on the sale of a building related to the closure of the engineered components segment’s U.K. facility.